Exhibit 10.11.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of this 10th day of September, 2012, by and between ARE-SD REGION NO. 18, LLC, a Delaware limited liability company (“Landlord”), and BIOCEPT, INC., a California corporation (“Tenant”).

RECITALS

A.        Landlord and Tenant are now parties to that certain Lease dated as of March 31, 2004, as amended by that certain First Amendment to Lease dated as of November 1, 2011 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 38,369 square feet of Rentable Area (“Premises”) in the building located at 5810 Nancy Ridge Drive, San Diego, California. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.        Tenant has requested and Landlord has agreed, subject to the terms and conditions set forth below, to among other things, defer the full Basic Annual Rent and management fees payable by Tenant under the Lease to Landlord and 50% of the Operating Expenses payable by Tenant under the Lease to Landlord for the period commencing on September 1, 2012, through November 30, 2012, in the amount of $272,137.89 (“Deferred Rents”).

C.        Concurrently with this Second Amendment, in consideration of the Landlord entering into this Second Amendment, Landlord and Tenant are entering into that certain Warrant to Purchase Preferred Stock dated of even date herewith (“Warrant”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Basic Annual Rent and Operating Expenses.  Notwithstanding anything to the contrary contained in the Lease, for the period commencing on September 1, 2012, through November 30, 2012 (“Deferral Period”), Tenant shall not be required to pay Basic Annual Rent or management fees for the Premises but Tenant shall be required to pay Operating Expenses under the Lease to Landlord in the amount of $10,882.09 per month (“Deferral Period Operating Expenses”) during the Deferral Period. Notwithstanding the foregoing, Tenant shall be required to pay for any separately metered Utilities or services furnished to Tenant or the Premises during the Deferral Period in accordance with Section 16 of the Lease. Tenant shall resume paying full Basic Annual Rent, and Operating Expenses as provided under the Lease on December 1, 2012. If Tenant enters into one or more sublease agreements with an unaffiliated third party (“Subtenant”) in compliance with the provisions of the Lease for all or any portion of the Premises, any sublease rent or other payments payable by Subtenant under the sublease (“Pass-Through Amounts”) shall be passed through by Tenant directly to Landlord. During the Deferral Period, (i) Tenant shall continue to pay the full Deferral Period Operating Expenses on a monthly basis, and (ii) Pass-Through Amounts actually delivered by Tenant to Landlord, if any, shall be applied against Deferred Rents. Following the Deferral Period, Pass-Through Amounts actually delivered by Tenant to Landlord shall be applied against Basic Annual Rent and Additional Rent payable by Tenant under the Lease.

Tenant shall, on or before December 21, 2012, pay to Landlord the sum of $276,952.69 (which is equal to the full amount of the Deferred Rents, together with accrued interest of 8% per annum on the Deferred Rents) less any Pass-Through Amounts actually paid by Tenant to Landlord during the Deferral Period applicable to Deferred Rents.

In consideration of Landlord’s agreement to enter into this Second Amendment, as of the date of this Second Amendment, the Deferred Rents (and the accrued interest thereon through December 21, 2012) shall be deemed fully earned by Landlord and shall be paid to Landlord even if the Lease terminates for any reason at any time (including, without limitation, during the Deferral Period).

2.	Default. In addition to the events of default listed in Section 24.4 of the Lease, a default by Tenant under the Warrant shall constitute a default under the Lease.

3.

Brokers.    Landlord and Tenant each represent that they have had no dealings with any real estate broker, finder or other person, with respect to this Second Amendment in any manner. Landlord and Tenant agree to indemnify and hold each other harmless from and against any claim or demand of any other broker for any brokerage commission or other fees, and all costs, claims, expenses and liabilities in connection therewith (including, without limitation, attorneys’ fees, disbursements and actual costs).

4.	Miscellaneous.

(a)        This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b)        This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective assigns, heirs, and successors in interest.

(c)        This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

(d)        Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT:

BIOCEPT, INC., a California corporation

By:	/s/ William Kachioff
Its:	Chief Financial Officer

LANDLORD:

ARE-SD REGION NO. 18, LLC, a Delaware limited liability corporation

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland corporation, general partner

By:	/s/ Gary Dean
Its:	Gary Dean
VP - RE Legal Affairs

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